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                             SECOND AMENDMENT TO THE
                            THE HOOVER COMPANY I L.P.
                             RETIREMENT SAVINGS PLAN
                           FOR HOURLY-RATED EMPLOYEES

WHEREAS, Maytag Corporation (the "Corporation") previously adopted The Hoover Company I L.P. Retirement Savings Plan for Hourly-Rated Employees (the "Plan") for the benefit of its eligible employees; and

WHEREAS, under Section 11.1 of the Plan, the Corporation, by action of its Board of Directors or ERISA Executive Committee, has reserved the right to amend the Plan at any time; and

WHEREAS, the Corporation now desires to amend the Plan effective July 1, 2002 in order to allow employees who are age 50 or older to make pre-tax catch-up contributions as allowed under the Economic Growth and Tax Relief Reconciliation Act of 2001;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows effective July 1, 2002:

     1. Amend Section 2.1(a) to add the following definition at the end of the section:

          (3) "Catch-Up Contributions Account" means that portion of such Member's Account which evidences the value of the Catch-Up Contributions made on his behalf by an Employer, including any gains and losses of the Trust Fund attributable thereto.

     2.   Amend Section 2.1(d) to add the following at the end of the Section:

          "Catch-Up Contributions" means the contributions made by an Employer on behalf of a Participant pursuant to the Participant's election to reduce Compensation as described in subsection 4.7(c).

     3.   Amend Section 3.2 to include reference to Catch-Up Contributions

          3.2 Duration of Participation. A Participant shall continue to be a Participant until he terminates his employment with all Employers or ceases making Before-Tax Contributions and Catch-Up Contributions to the Plan, whichever is sooner. Thereafter, he shall be a Member for as long as he has an Account.

     4. Article IV is amended by adding the following new Section 4.7 at the end thereto:

          4.7 Catch-up Contributions. A Catch-Up Contribution will be made for each payroll period on behalf of each catch-up eligible Participant who elects to have his/her Compensation reduced in order to receive such a contribution for such payroll period. The amount of the Catch-Up Contribution will equal the amount of the reduction in Compensation.

               A "catch-up eligible" Participant for this purpose is any Active Participant who:

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          (a)  Has attained age fifty (50) or will attain age fifty the last day of the Plan Year; and

          (b) whose elective deferrals under Section 4.1 exceed one of the following:

               (i) The maximum annual participant elective deferral limit for the calendar year under Section 402(g) of the Code described in Section 4.2(a) above,

               (ii) The maximum annual Participant elective deferral limit allowed under Section 4.1(b) of the Plan, or

               (iii) The maximum plan year limit based on the results of the actual deferral percentage test described under Sections 4.2(c).

               A catch-up eligible Participant may elect to reduce (or further reduce) his/her Compensation for a payroll period by any whole percentage, but not less than one percent (1%) or more than ninety-nine percent (99%), to receive a Catch-Up Contribution. The Catch-Up Contributions for a Plan Year may not exceed the limit in effect for such Plan Year under Code Section 414(v)(2)(B)(i). If the Participant's Before-Tax Contributions for the Plan Year are less than the maximum permissible amount, then his/her Catch-Up Contributions will be recharacterized as Before-Tax Contributions at the close of the Plan Year to the extent necessary to cause his/her total Before-Tax Contributions (including amount so recharacterized) for the Plan Year to equal the maximum permissible amount.

               The "maximum permissible amount" for this purpose means the lesser of the limit in effect for the Plan Year under Code
               Section 402(g), or the elective deferral limit in effect under
               Section 4.1(b) of the Plan for that portion of the Plan Year during which he/she is an Active Participant.

          (c) An election to reduce Compensation (or the modification or revocation of an election) must be made in such manner and in accordance with such rules as may be prescribed for this purpose by the Plan Administrator (including by means of a voice response or other electronic media under circumstances authorized by the Plan Administrator).

          (d) The catch-up contributions described in this Section 4.7 shall not be subject to the actual deferral percentage tests described above in Section 4.2(c) or to the limitation on annual additions in Section 4.3.

          (e) Participants who contribute to more than one plan with one or more employers must combine their contributions to all of the plans to apply the limits described in Section 4.7(b) above for the applicable calendar year.

          (f) Before-Tax Contributions described under Section 4.1 may be re-characterized as Catch-Up Contributions under this Section if one of the limits under Section 4.7(b) above is met by the end of the calendar year and the Participant is otherwise eligible to make Catch-Up Contributions under this Section 4.7.

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     (g)  Catch-Up Contributions are subject to the distribution restrictions for Before-Tax Contributions, as provided above in Section 4.5.

5. Modify Section 5.1 to provide for full vesting of Catch-Up Contributions Accounts.

               5.1 Before-Tax, Rollover and Catch-Up Contributions Accounts. Subject to Section 6.8, a Member shall at all times be fully vested and have a nonforfeitable interest in his Before-Tax, Rollover and Catch-Up Contributions Accounts.

6. Modify the first paragraph of Section 6.4 to include Catch-Up Contributions as eligible for hardship withdrawals:

               6.4 Hardship Withdrawals. A Participant who has incurred a financial hardship may withdraw all or a portion of his Rollover Contributions Account, not in excess of the balance thereof, and the amount of his Before-Tax Contributions and his Catch-Up Contributions as of the date of distribution, reduced by the amount of previous distributions on account of hardship. Income earned on Before-Tax Contributions prior to January 1, 1989, shall also be eligible for withdrawal. Such hardship withdrawals shall first be made from the Participant's Rollover Contributions Account and then from the Participants' Before-Tax Contributions Account and his Catch-Up Contributions Account. The determination of the existence of financial hardship and the amount required to be distributed to satisfy the need created by the hardship will be made by the Plan Administrator in a uniform and non-discriminatory manner, subject to the following rules:

7.   Modify Section 6.4(b) to provide for the addition of Catch-Up
     Contributions:

               6.4(b) A Participant shall be required to certify to the Plan
                      Administrator on a form prescribed by the Plan Administrator both the reason for the financial need and that such need cannot be satisfied from sources other than a withdrawal from the Participant's Before-Tax Contributions Account, Catch-Up Contributions Account or Rollover Contributions Account. The Participant shall be required to submit any additional supporting documentation as may be requested by the Plan Administrator.

8. Modify Section 6.4(e) to provide that Catch-Up Contributions will be suspended in the event of a hardship withdrawal.

               6.4(e) The Participant's elective contributions under Section
                      4.1(b), Section 4.7 and all other employer contributions (as defined in Code Section 401(k) and the regulations thereunder) shall be suspended under this Plan and all other deferred compensation plans maintained by the Employer for twelve (12) months after his receipt of the hardship distribution, or, effective for hardship distributions after December 31, 2001, for 6 months

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                   after the receipt of the hardship distribution (except for mandatory employee contributions to a defined benefit plan).

9. Modify Section 7.2 to provide participant investment control over Catch-Up Contribution Accounts.

               7.2 Investment of Accounts. Each Participant may elect to have the total amount of his Before-Tax Contributions, Rollover Contributions and Catch-Up Contributions made on his behalf invested in increments of ten (10) percent (five (5) percent, effective as of the first pay period beginning on or after July 1, 2002) of such total amount, subject to the rules and procedures established by the Plan Administrator and applied in a uniform and nondiscriminatory manner.

10.  Modify Section 8.5 to refer to Catch-Up Contributions.

               8.5 Distribution of Unallocated Employee Contributions. If, on
                   the date of termination of a Participant's employment, a Participant's Compensation has been reduced by any amount pursuant to Section 4.1(b) or Section 4.7(c), and such amount has not yet been allocated to his Before-Tax Contributions Account or Catch-Up Contributions Account, the Plan Administrator shall direct the Employer to pay such amounts to the Trustee to be credited to the Participant's applicable account, to be distributed by the Trustee in accordance with the method of distribution determined under Section 6.3.

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to be executed by unanimous written action of its ERISA Executive Committee this _________ day of ___________, 2002.



______________________________
Ralph F. Hake
Chairman and Chief Executive Officer



______________________________
Steven H. Wood
Executive Vice President and Chief Financial Officer



______________________________
Mark Krivoruchka
Senior Vice President, Human Resources



______________________________
Roger Scholten
Senior Vice President, General Counsel